UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) June 17, 2005

DEVCON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-07152	59-0671992
(Commission File Number)	(IRS Employer Identification No.)

1350 East Newport Center Drive, Suite 201

Deerfield Beach, Florida 33442

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (954) 429-1500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Kevin M. Smith, the Vice President – Materials of Devcon International Corp., a Florida corporation (the “Company”), entered into a Separation Agreement with the Company (the “Separation Agreement”), which became effective on June 15, 2005 and outlines the terms of his separation from the Company.

Pursuant to the terms of the Separation Agreement, Mr. Smith’s Employment Agreement, which was effective June 11, 2001, with the Company would terminate as of June 17, 2005. Mr. Smith would be paid an amount equal to $220,100, less any amounts due to him under the Employment Agreement from June 1, 2005 through the date of termination. This payment would be paid on a bi-weekly basis consistent with the Company’s current payroll procedures through August 31, 2006. Mr. Smith will also be entitled to receive benefits or, if such benefits cannot continue during such severance period, the cash equivalent of the current cost to the Company for providing such benefits. The vesting of 18,420 unvested stock options owned by Mr. Smith accelerated and all of such options became exercisable as of June 7, 2005. The terms of the Separation Agreement require Mr. Smith to respond to and answer questions or other inquiries from the Company and advise the Company as reasonably requested at reasonable times and upon reasonable advance notice for no additional compensation until such time as the final payment is made under the Separation Agreement The Separation Agreement includes a release by each of the Company and Mr. Smith of claims that either party may have against the other in respect of Mr. Smith’s employment or the termination of such employment, as well as covenants relating to non-solicitation of employees by Mr. Smith, protection of the Company’s proprietary and confidential information, non-disparagement by Mr. Smith and other matters.

The Separation Agreement also provides Mr. Smith the option to purchase certain net assets and contracts of the Company which relate to the Company’s Belvedere housing project in St. Maarten (the “Belvedere Project”) at any time until June 30, 2005. The purchase price for the Belvedere Project will equal the net book value for the assets as reflected on the Company’s financial statements as of April 30, 2005. It is contemplated that 50% of such purchase price would be paid in cash and 50% would be paid by issuance of a three-year promissory note (the “Note”) by Mr. Smith to the Company, which Note shall bear interest at a rate equal to the prime rate plus 2%. The Separation Agreement provides that one-half of the principal amount of the Note will be due on the second anniversary of the Note while the other one-half of the principal amount will be due on the third anniversary of the Note. Mr. Smith’s obligations under the Note will be secured by Mr. Smith’s pledge of shares of the Company’s common stock, par value $.10 (the “Common Stock”), having a market value on the date the Note is executed of 200% of the principal value of the Note. A subsidiary of the Company, Bouwbedrijf Boven Winden, N.A. (“BBW”), will provide credit to Mr. Smith for up to 90 days for purchases of materials by Mr. Smith or an affiliate of his for the Belvedere Project if Mr. Smith executes promissory notes for each such purchase, which notes will bear interest at the same rate as the Note and will be secured by Mr. Smith’s pledge of shares of the Company’s Common Stock having a market value on the date each note is executed of 200% of the principal value of such notes. BBW will sell such materials on terms regularly offered to BBW’s most preferred customers who purchase similar volumes on credit.

The Company expects to take a charge of $394,700.65 in connection with the Separation Agreement in the second quarter of 2005. The above description of the Separation Agreement is qualified in its entirety by the terms of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Items 5.02 and 8.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers and Other Events

On June 15, 2005, the Separation Agreement entered into between the Company and Kevin M. Smith, the Company’s Vice President – Materials became effective. The Separation Agreement outlined the terms of Mr. Smith’s separation from the Company. The terms of the Separation Agreement are described above in Item 1.01.

A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01 Exhibits

10.1	Separation Agreement, dated June 9, 2005, and effective June 17, 2005, by and between the Company and Kevin M. Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVCON INTERNATIONAL CORP.

Dated: June 17, 2005	By:	/s/ Stephen J. Ruzika
	Name:	Stephen J. Ruzika
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement, dated June 9, 2005, and effective June 17, 2005, by and between the Company and Kevin M. Smith